Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings


Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Limited Duration Income Trust  (BLW)
BlackRock Secured Credit Portfolio  (BR-MSB)
BlackRock Multi-Asset Income - Passive High Yield Portfolio
(BR-INC-PHY)
BlackRock High Yield Portfolio of BlackRock Series Fund,
Inc  (BVA-HI)
BlackRock Corporate High Yield Fund VI, Inc.  (HYT)
BlackRock Debt Strategies Fund, Inc.  (DSU)
AST BlackRock Global Strategies Portfolio (US High Yield)
(PRU-AA-HY)
BlackRock Funds II, High Yield Bond Portfolio  (BR-HIYLD)
BlackRock Credit Allocation Income Trust (Preferred Sleeve)
(BTZ-PREF)
BlackRock Funds, BlackRock Global Long/Short Credit Fund
(BR-GC)
BlackRock High Yield V.I. Fund  (BVA-HY)
BlackRock Core Bond Trust  (BHK)
BlackRock Income Opportunity Trust  (BNA-USD)
BlackRock Multi-Sector Income Trust  (BIT)
BlackRock Multi-Asset Income - High Yield Portfolio  (BR-
INC-HY)
Curian / BlackRock Global Long Short Credit Fund  (SMF_CC-
GC)
MIST BlackRock High Yield Portfolio  (MIST-HY)


The Offering
Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
12-12-2013

Security Type:
BND/CORP

Issuer
Salix Pharmaceuticals, Ltd. (2021)

Selling
Underwriter
Jefferies & Company, Inc.

Affiliated
Underwriter(s)
[X] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Jefferies LLC, Fifth Third Securities,
Inc., Natixis Securities Americas LLC, PNC
Capital Markets LLC, RBS Securities Inc.,
SMBC Nikko rities America, Inc., Limited,
Sun Trust Robinson Humphrey, Inc.


Transaction Details

Date of Purchase
12-12-2013

Purchase
Price/Share
(per share / %
of par)
$100.00

Total
Commission,
Spread or
Profit
2.25%

1.   Aggregate Principal Amount Purchased
(a+b)
$20,000,000

a.   US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$11,527,000

b.   Other BlackRock Clients
$8,473,000

2.   Aggregate Principal Amount of
Offering
$750,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government
Securities)
0.02667




Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction
types (see Definitions):
[ ] U.S. Registered Public Offering   [Issuer must have 3
years of continuous operations]
[X] Eligible Rule 144A Offering   [Issuer must have 3 years
of continuous operations]
[ ] Eligible Municipal Securities   [Issuer must have 3
years of continuous operations]
[ ] Eligible Foreign Offering   [Issuer must have 3 years
of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Date: 12-23-2013

Global Syndicate Team
Member




Approved by:
Steven Delaura
Date: 12-23-13

Global Syndicate Team
Member